Exhibit 99.1

IDS Managed Futures II, L.P.
c/o Refco Commodity Management, Inc.
550 W. Jackson Blvd.
Suite 1300
Chicago, IL 60661

Re:  Current Status of Fund Operations

Dear Investor:

I am writing to inform you of certain recent developments concerning your investment in the IDS Managed Futures II, L.P. (the “Fund”).

On October 10, 2005, Refco, Inc., the ultimate parent of Refco Commodity Management, Inc., one of the general partners of the Fund (the “General Partner”), announced that it had discovered through an internal review a receivable owed to Refco, Inc., by an entity controlled by Phillip R. Bennett, the then Chief Executive Officer and Chairman of the Board of Directors of Refco, Inc., in the amount of approximately $430 million.  Mr. Bennett has been charged with securities fraud in connection with this matter and various actions have been filed against Refco, Inc.

On October 13, 2005, Refco, Inc. announced that the liquidity within Refco Capital Markets, Ltd. (“RCM”), the Fund’s foreign currency broker, was no longer sufficient to continue operations, and that RCM had imposed a fifteen (15) day moratorium on all of its activities in an attempt to protect the value of that enterprise.  As of such date, approximately 44% of the Fund’s assets were on deposit in accounts at RCM.  The Fund will not be able to withdraw funds from its accounts at RCM during the moratorium.

Although the General Partner believes that the moratorium will have a material impact upon the operations of the Fund, the Fund currently is able to trade using its trading program.  Investors are advised that there can be no assurances (i) that the moratorium will not be extended, (ii) that the Fund will have access to any or all of its assets in accounts held at RCM after the moratorium is lifted, (iii) with respect to the amount or value of those assets, when and if the Fund obtains them, or (iv) the effect upon the Fund of future actions by RCM or others.  It is conceivable that at some point the moratorium may result in adjustments to the trading strategy or suspension of trading.

In light of the events outlined herein, the Fund has terminated Refco, LLC as its futures broker and RCM as its foreign currency broker, and has engaged Lehman Brothers and its affiliated entities to act in these capacities.  The Fund is in the process of moving its assets on deposit with Refco, LLC and, pending the release of those assets currently subject to the moratorium, will no longer have assets on deposit with RCM.

The ten day advance notice requirement for redemption requests has been reduced for the month of October, so that redemption requests will be deemed timely received provided the Fund has actually received such request on or before the close of business on October 26, 2005.  Payment of a portion of redemption proceeds may be delayed until such time as the moratorium is lifted and the assets held in the Fund’s accounts at RCM are properly valued and available for withdrawal.  At this time, the Fund is not accepting new subscriptions.

If you have any questions regarding any of the aforementioned developments, please do not hesitate to contact your financial adviser.

Sincerely,

Richard C. Butt

President – Refco Commodity Management, Inc.